ASSET PURCHASE AGREEMENT

Between

Northwestern Mineral Ventures Inc.

and

Uramin Inc.

and

Niger Uranium Limited

Dated as of July 17, 2007

WHEREAS Niger Uranium Limited, formerly known as UraMin Niger Limited (the “Project Company”) is a wholly-owned subsidiary company of Uramin Inc. (“UraMin”), incorporated pursuant to the laws of the British Virgin Islands;

AND WHEREAS Northwestern Mineral Ventures Inc. (“Northwestern”) has agreed to sell to the Project Company, or a wholly-owned subsidiary thereof, mineral properties located in the Republic of Niger which comprise various mining conventions and are commonly known as the Irhazer and In Gall properties (the “Northwestern Properties”), more particularly described at Schedule 1.01(gg), each of which is currently owned, directly, by Northwestern, in exchange for the issuance to Northwestern of shares in the Project Company and for CDN$4,800,000 such that Northwestern will own 50% of the issued shares in the Project Company on a fully diluted basis immediately following the closing of the transactions contemplated by this Agreement;

AND WHEREAS UraMin has agreed (i) to sell to the Project Company, or a wholly-owned subsidiary thereof, mineral properties located in the Republic of Niger which comprise various mining conventions and are commonly known as the Kamas 1 to 4 properties located in the Tim Mersoi basin and the Dabala 3 and 4 properties (the “UraMin Properties”), more particularly described in Schedule 1.01(yy), each of which is currently owned, directly, by UraMin, and (ii) to pay US$15,000,000, in exchange for the issuance of shares in the Project Company to UraMin such that UraMin will own 50% of the issued shares in the Project Company on a fully diluted basis immediately following the closing of the transactions contemplated by this Agreement;

AND WHEREAS the Project Company has agreed to issue the shares and to make the payment described in the preceding paragraphs;

AND WHEREAS the Project Company has agreed to grant royalties to Northwestern and UraMin on net smelter production from returns from production on the Northwestern Properties and the UraMin Properties, respectively, calculated in accordance with Section 2.04;

AND WHEREAS immediately following the closing of the transactions contemplated by this Agreement, the Project Company intends to arrange for, with the assistance of Northwestern and UraMin, subscriptions for shares in the Project Company by private placees (the “Private

Placees”) totalling in the aggregate US$19,000,000 on a private placement basis such that, following the closing of the private placement, the Private Placees will own 23% of the issued shares of the Project Company and Northwestern and UraMin will be diluted by the placing of the new shares and each own 38.5% of the issued shares of the Project Company;

AND WHEREAS the foregoing matters are provided for, inter alia, in a signed heads of terms between Northwestern and UraMin dated as of June 1, 2007 (the “Heads of Terms”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties hereto covenant and agree as follows:

ARTICLE I.

INTERPRETATION

1.01	Definitions.
(a)

“Agreement” means this agreement and all amendments hereto entered into in accordance with Section 1.07; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and the schedules hereto and not to any particular article, section or other part of this Agreement; and “Article”, “Section” or “Schedule” mean and refer to the specified article, section or schedule of this Agreement;

(b)

“Approvals” means all Regulatory Consents and any consents or approvals of any Non-Parties required to complete the transactions contemplated by this Agreement, which consents are listed at Schedule 3.01(d), with respect to Northwestern, and Schedule 3.02(d), with respect to UraMin;

(c)	“Assumed Obligations” has the meaning set out in Section 2.05;
(d)

“Books and Records” means all records (whether or not recorded on computer or computer related media) of Northwestern or UraMin, as applicable, in their possession or control relating specifically to the Mineral Properties and the Assumed Obligations including, without limitation, all surveys, plans or specifications, contracts, documents, technical information and data, maps, surveys, drill core samples and assays and maintenance and repair records relating to the Real Property, but not including any business, financial, accounting or tax records of either of Northwestern or UraMin;

(e)	“Business Day” means any day, other than a Saturday or a Sunday or a statutory or civic holiday in either London, England or Toronto, Ontario;
(f)	“Claim” means a claim for any Loss incurred or suffered by a person asserting such claim;
(g)	“Closing Date” has the meaning set out in Section 6.01;

(h)

“Closing Documents” means any documents and other deliveries required to be delivered at the Closing Time pursuant to this Agreement which shall include, without limitation, such officer’s certificates and instruments of conveyance as may be prescribed by this Agreement or as are customary in transactions of the nature contemplated herein, and such other documents as the Parties may reasonably deem to be necessary or advisable;

(i)	“Closing” means the completion of the transactions contemplated hereby in accordance with the terms of this Agreement;
(j)	“Closing Time” means 10:00 am. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Parties may agree as the time at which the Closing shall take place;
(k)	“Direct Claim” has the meaning set out in Section 7.04(a);
(l)	“Encumbrance” means any encumbrance, lien, mortgage, charge, hypothec, pledge or security interest;
(m)	“Excluded Assets” means all assets, property and undertaking of Northwestern and/or UraMin other than the Northwestern Assets and the UraMin Assets;
(n)

“Fixed Equipment” means all mine site or process site fixed machinery and equipment, mills, plant, pumps, mill parts, hoists, effluent treatment facilities and other fixed equipment, which are situated in, on or under the Real Property;

(o)

“Former Activities” means all manner of mining and mining exploration operations carried on, at or under the Mineral Properties prior to the Closing Date and all activities of any nature reasonably ancillary thereto, including, without limitation, mining, milling and mineral exploration activities;

(p)

“Governmental Authority” means any federal, provincial or municipal government and includes any governmental agency, department, ministry, authority, tribunal, commission or official, and includes any court, stock exchange and securities commission, having jurisdiction;

(q)

“Governmental Interest” means any (i) royalty, (ii) retained interest, or (iii) participating interest on production affecting title to the Real Property or any minerals therein or any mineral production therefrom and held by a Governmental Authority;

(r)	“Future Environmental Liabilities” has the meaning set out in Section 4.03;
(s)	“Heads of Terms” has the meaning set forth in the recitals of this Agreement;
(t)	“Indemnified Party” means a person entitled to indemnification from one of the Parties under the terms of this Agreement;
(u)	“Indemnifying Party” means a Party required to make indemnification to any person under the terms of this Agreement;

(v)

“Leases” means all mining leases of premises comprising the Mineral Properties granted by a Governmental Authority, and all benefits, rights and options pursuant to such leases and all leasehold improvements forming part thereof;

(w)

“Losses”, in respect of any matter, means any and all costs, expenses, penalties, fines, losses, (except loss of profits) damages, liabilities and deficiencies (including, without limitation, all amounts paid in settlement, all interest and penalties and all legal and other professional fees and disbursements, including those incurred in defending any claim) arising directly or indirectly as a consequence of such matter;

(x)	“Mineral Properties” means the Northwestern Properties and the UraMin Properties;
(y)	“Mining Rights” means all contracts, deeds, grants, conveyances and other documents and rights giving rise to or creating the Real Property, including the Leases, in favour of a person;
(z)

“Net Smelter Returns” means the actual proceeds received from any independent custom smelter, mill, mint or other purchaser for the sale of all minerals, metals or concentrates extracted and derived from the ore mined and removed from the applicable Mineral Property, after deducting therefrom all charges and costs for smelting and refining including the cost of transportation (to the smelter and thereafter to the mint), insurance premiums, sampling and assaying charges incurred after the minerals, metals or concentrates have left the said Mineral Property and all appropriate mint charges, provided such charges and costs are payable out of the proceeds received or shown as deductions therefrom. For greater certainty, there shall not be deducted therefrom any charges or costs related to the mining, milling (whether on site or at a custom mill) or production of product resulting from the minerals, metals or concentrates. Net Smelter Returns shall also be exigible on all bulk samples and production where any proceeds are received from any independent custom smelter, mill, mint or other purchaser.

If any portion of the minerals, metals or concentrates extracted and derived from the ore mined and removed from any Mineral Property are sold to a purchaser owned or controlled by the Project Company or treated by a smelter owned or controlled by the Project Company, the actual proceeds received shall be deemed to be an amount equal to what could be obtained from a purchaser or a smelter not so owned or controlled in respect of minerals, metals or concentrates, as applicable, of like grade, quality and quantity.

(aa)	“Non-Party” means any person other than any Party;
(bb)	“Non-Party Claim” has the meaning set out in Section 7.04(a);
(cc)	“Northwestern” means Northwestern Mineral Ventures Inc., a corporation existing under the laws of the Province of Ontario;
(dd)

“Northwestern Assets” means the assets listed at Schedule 1.01(dd), the Northwestern Properties and the Mining Rights, Real Property, Leases, Permits and Books and Records, forming part thereof or related thereto;

(ee)	“Northwestern Governmental Interest” means Governmental Interests affecting the Northwestern Properties;
(ff)	“Northwestern Payment” has the meaning set out in Section 2.04(a)(i)(1);
(gg)

“Northwestern Properties” means mineral properties located in the Republic of Niger which comprise various mining conventions and are commonly known as the Irhazer and In Gall properties, which are more particularly described in Schedule 1.01(gg);

(hh)	“Northwestern Royalty” has the meaning set out in Section 2.04(b)(i);
(ii)	“Northwestern Shares” has the meaning set out in Section 2.04(a)(i)(2);
(jj)	“Notice of Claim” has the meaning set out in Section 7.04(a);
(kk)	“Parties” means Northwestern, UraMin and the Project Company and “Party” means any of Northwestern, UraMin or the Project Company as the context requires;
(ll)	“Permits” means the benefit of any permits, licences, approvals and authorizations that a person holds and which are required to own and operate the Purchased Assets;
(mm)	“Products” has the meaning set out in Section 2.04(b)(i);
(nn)	“Project Company” means Niger Uranium Limited, a company incorporated pursuant to the laws of the British Virgin Islands;
(oo)	“Purchased Assets” means the Northwestern Assets and the UraMin Assets;
(pp)

“Real Property” means all of the real property that comprises the Mineral Properties, including, without limitation, the freehold and leasehold mining claims, concessions, and all easements and rights of way related thereto and all plant, buildings, structures, headframes, improvements, appurtenances, fixtures (including fixed machinery and fixed equipment), bore holes, pits and shafts located thereon or thereunder or forming part thereof;

(qq)

“Regulatory Consents” means all authorizations, clearances, consents, orders and approvals required to be obtained from any Governmental Authority in connection with the completion of the transactions contemplated hereby, which consents are listed at Schedule 3.0l(d), with respect to Northwestern, and Schedule 3.02(d), with respect to UraMin;

(rr)	“Royalties” means the Northwestern Royalty and the UraMin Royalty;
(ss)	“Shares” means the Northwestern Shares and the UraMin Shares;
(tt)	“UraMin” means Uramin Inc., a company existing under the laws of the British Virgin Islands;
(uu)	“Transfer Date” has the meaning set out in Section 4.02(a);

(vv)	“UraMin Assets” means the UraMin Properties and the Mining Rights, Real Property, Leases, Permits and Books and Records, forming part thereof or related thereto;
(ww)	“UraMin Governmental Interest” means Governmental Interests affecting the UraMin Properties;
(xx)	“UraMin Payment” has the meaning set out in Section 2.02;
(yy)

“UraMin Properties” means various mining conventions and are commonly known as the Kamas 1 to 4 properties located in the Tim Mersoi basin and the Dabala 3 and 4 properties, which are more particularly described in Schedule 1.01(yy);

(zz)	“UraMin Royalty” has the meaning set out in Section 2.04(b)(ii); and
(aaa)	“UraMin Shares” has the meaning set out in Section 2.04(a)(ii)(1).

1.02 Sections and Headings. The division of this Agreement into articles, sections, subsections, clauses and other divisions and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03 Number, Gender and Persons. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, any Governmental Authority and any other incorporated or unincorporated, legal or business entities or association of any kind whatsoever.

1.04 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.05 Knowledge. For the purposes of this Agreement, a Party’s “knowledge” shall mean the actual knowledge of the senior officers of such Party after reasonable inquiry of the relevant subject matter, or the knowledge that they would have had after reasonable inquiry of the relevant subject matter.

1.06 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, relating to the subject matter hereof, including, for greater certainty, Section 1 and Section 2 of the Heads of Terms but excluding the remainder of the Heads of Terms.

1.07 Amendment and Waivers. No amendment of this Agreement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.08 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of England and Wales.

1.09 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct.

1.10 Calculation of Days. Unless otherwise specified, time periods within or following which a payment is to be made or other action is to be taken under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

1.11 Business Date. Whenever any payment to be made or other action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.12 Time of Essence. Time shall be of the essence in this Agreement.

1.13 Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule 1.01(dd)	-	Northwestern Assets
Schedule 1.01(gg)	-	Northwestern Properties
Schedule 1.01(yy)	-	UraMin Properties
Schedule 2.05	-	Assumed Obligations
Schedule 3.01(d)	-	Northwestern Regulatory Consents and other Approvals
Schedule 3.02(d)	-	UraMin Regulatory Consents and other Approvals

ARTICLE II.

PURCHASE AND SALE

2.01 Purchase and Sale of Assets. Subject to the other terms and conditions hereof:

(a)

Northwestern covenants and agrees to sell, assign and transfer to the Project Company, or to a wholly-owned subsidiary thereof, and the Project Company covenants and agrees to purchase, either directly or through a wholly-owned subsidiary thereof, all of Northwestern’s right, title and interest in and to the Northwestern Assets at the Closing Time; and

(b)

UraMin covenants and agrees to sell, assign and transfer to the Project Company, or to a wholly-owned subsidiary thereof, and the Project Company covenants and agrees to purchase, either directly or through a wholly-owned subsidiary thereof, all of UraMin’s right, title and interest in and to the UraMin Assets at the Closing Time, in each case, free and clear of all Encumbrances, other than the Northwestern Governmental Interest and the UraMin Governmental Interest.

2.02 Cash Contribution by UraMin. As partial consideration for the UraMin Shares, UraMin covenants and agrees to pay US$15,000,000 by delivery of a certified cheque, bank draft or wire transfer to the Project Company at Closing (the “UraMin Payment”).

2.03 Exclusion of Assets. Notwithstanding Section 2.01, the Excluded Assets and all books and records related to the Excluded Assets shall be specifically excluded from the Purchased Assets and no right, title or interest therein or thereto shall be conveyed, or deemed to have been conveyed, to the Project Company on Closing.

2.04 Purchase Price.

(a)	The consideration deliverable by the Project Company to Northwestern and UraMin for the Purchased Assets (the “Purchase Price”) at the Closing Time shall be as follows:
(i)	to Northwestern in consideration of the Northwestern Assets:
(1)	payment of the sum of CDN$4,800,000.00, by delivery of a certified cheque, bank draft or wire transfer to Northwestern at the Closing Time (the “Northwestern Payment”) at the Closing Time;
(2)	the issuance of 31,955,000 shares in the capital of the Project Company (the “Northwestern Shares”) at the Closing Time; and
(3)	the grant of the Northwestern Royalty to Northwestern at the Closing Time.
(ii)	to UraMin in consideration of the UraMin Assets and the UraMin Payment:
(1)	the issuance of 31,945,000 shares in the capital of the Project Company (the “UraMin Shares”) at the Closing Time; and
(2)	the grant of the UraMin Royalty to UraMin at the Closing Time.
(b)	The Royalties shall be as follows:
(i)

The Project Company covenants and agrees to pay to Northwestern, a royalty equal to 3% per annum of annual Net Smelter Returns in cash from production of any uranium or other ores, minerals and mineral resources (the “Products”) from the Northwestern Properties (the “Northwestern Royalty”), calculated based upon and payable within 60 days of the end of each calendar year during which any Northwestern Property is in commercial production for the whole or any portion of such year. The Project Company shall have at any time the right to reduce the Northwestern Royalty:

(1)	to 2% of Net Smelter Returns from production of any Products from the Northwestern Properties upon payment to Northwestern of US$3 million; and

(2)	to 1% of Net Smelter Returns from production of any Products from the Northwestern Properties upon payment to Northwestern of a further US$5 million.
(ii)

The Project Company covenants and agrees to pay to UraMin, a royalty equal to 3% per annum of annual Net Smelter Returns in cash from production of Products from the UraMin Properties (the “UraMin Royalty”), calculated based upon and payable within 60 days of the end of each calendar year during which any UraMin Property is in commercial production for the whole or any portion of such year. The Project Company shall have at any time the right to reduce the UraMin Royalty:

(1)	to 2% of Net Smelter Returns from production of any Products from the UraMin Properties upon payment to UraMin of US$3 million; and
(2)	to 1% of Net Smelter Returns from production of any Products from the UraMin Properties upon payment to UraMin of a further US$5 million.

2.05 Assumption of Liabilities. Subject to the terms and conditions hereof, the Project Company covenants and agrees that, at and after the Closing Time, it will assume, be liable and responsible for and undertake to discharge, perform and fulfill, and to indemnify and hold each of Northwestern and UraMin harmless with respect to, all costs, liabilities and obligations of any nature or kind whatsoever relating to, arising from or connected with the Purchased Assets, including the Governmental Interests and each of the Permits transferred to or held by Northwestern and/or UraMin for the benefit of the Project Company pursuant to the terms of this Agreement, and the liabilities and obligations listed and described in Schedule 2.05 (collectively, the “Assumed Obligations”).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Northwestern. Northwestern represents and warrants to the Project Company and to UraMin as follows and acknowledges that the Project Company is relying on such representations and warranties in connection with purchase of the Northwestern Assets and that UraMin is relying on such representations and warranties in connection with its sale of the UraMin Assets to the Project Company:

(a)

Corporate Existence. Northwestern is a corporation incorporated and existing under the laws of the Province of Ontario and has the corporate power and capacity to own or lease its interest in and to the Northwestern Assets and to execute and deliver this Agreement and perform its obligations hereunder.

(b)

Authorization. This Agreement has been duly authorized, executed and delivered by Northwestern and is a legal, valid and binding obligation of Northwestern, enforceable by each of the Project Company and UraMin against Northwestern in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction, and no other corporate proceedings or approvals on the part of Northwestern are necessary to authorize this Agreement.
(c)	No Conflict. The execution and delivery of this Agreement by Northwestern and the consummation by Northwestern of the transactions contemplated hereby will not violate:
(i)	any provision of the articles or by-laws or any resolution of the board of directors (or any committee thereof) or any resolution of the shareholders of Northwestern;
(ii)	any statute, regulation or other law to which Northwestern is subject, a violation of which would prevent Northwestern from consummating the transaction contemplated hereby:
(iii)	any judgment, decree, order or award of any court or Governmental Authority, a violation of which would prevent Northwestern from consummating the transactions contemplated hereby; and
(iv)

subject to obtaining the Regulatory Consents, any provision of any contract, agreement or other instrument to which Northwestern is a party, a violation of which would prevent Northwestern from consummating the transactions contemplated hereby;

(d)

Consents and Approvals. There is no requirement (contractual or otherwise) to obtain the Approval of any person in connection with the completion of the transactions contemplated herein, other than the Regulatory Consents and other Approvals listed at Schedule 3.01(d).

(e)

Rights. No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase or other acquisition from Northwestern of its interest in the Northwestern Assets.

(f)

Right and Title to Assets. Northwestern is the beneficial owner of an undivided 100% interest in the Northwestern Assets, free and clear of all Encumbrances other than the Northwestern Governmental Interest. Northwestern has, and, at the Closing Time, Northwestern will have, the full legal right, power and authority to sell, assign and transfer its right, title and interest in and to the Northwestern Assets to the Project Company, or to a wholly-owned subsidiary thereof, on the basis contemplated herein.

(g)

Permits, Licenses and Mining Rights. Northwestern has not received any notice of default or termination under any Permits, Leases or Mining Rights, the termination of which could reasonably be expected to have a material adverse effect or to constitute a material adverse change in respect of the Northwestern Assets and, to the knowledge of Northwestern, there exists no state of facts which, after notice or lapse of time or both, would constitute such a material default or breach or would give rise to a right of termination, revocation, suspension, cancellation, prevent the renewal of or limit any such Permit, Lease or Mining Right with respect to the Northwestern Assets.

(h)

Northwestern Properties. The Northwestern Properties are accurately described in Schedule 1.01(gg), are presently in good standing under the laws of Niger and are free and clear of all Encumbrances other than the Northwestern Governmental Interest. All amounts required to be paid to keep the Northwestern Properties in good standing to the Closing Time have been paid.

(i)

Activities. No person has initiated in writing to Northwestern or, to the knowledge of Northwestern, threatened any proceedings for actions taken or not taken on, or in connection with, past or present activities of Northwestern in respect of the Northwestern Assets.

(j)

Litigation. Northwestern has received no notice and, to the knowledge of Northwestern, there are no actions, suits or proceedings, judicial or administrative, pending or threatened, by or against or affecting Northwestern which relate to the Northwestern Assets, at law or in equity, or before or by any court or any Governmental Authority.

(k)

Royalty Contracts. To Northwestern’s knowledge, no royalty or other fee is required to be paid to any person in connection with the operation or production of the Northwestern Properties except for the Northwestern Governmental Interest and as set out in this Agreement.

3.02 Representations and Warranties of UraMin. UraMin represents and warrants to the Project Company and to Northwestern as follows and acknowledges that the Project Company is relying on such representations and warranties in connection with purchase of the UraMin Assets and that Northwestern is relying on such representations and warranties in connection with its sale of the Northwestern Assets to the Project Company:

(a)

Corporate Existence. UraMin is a company incorporated and existing under the laws of the British Virgin Islands and has the corporate power and capacity to own or lease its interest in and to the UraMin Assets and to execute and deliver this Agreement and perform its obligations hereunder.

(b)

Authorization. This Agreement has been duly authorized, executed and delivered by UraMin and is a legal, valid and binding obligation of UraMin, enforceable by each of the Project Company and Northwestern against UraMin in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction, and no other corporate proceedings or approvals on the part of UraMin are necessary to authorize this Agreement.

(c)	No Conflict. The execution and delivery of this Agreement by UraMin and the consummation by UraMin of the transactions contemplated hereby will not violate:
(i)	any provision of the memorandum and articles of association of UraMin or any resolution of the shareholders of UraMin;

(ii)	any statute, regulation or other law to which UraMin is subject, a violation of which would prevent UraMin from consummating the transaction contemplated hereby;
(iii)	any judgment, decree, order or award of any court or Governmental Authority, a violation of which would prevent UraMin from consummating the transactions contemplated hereby; and
(iv)

subject to obtaining the Regulatory Consents, any provision of any contract, agreement or other instrument to which UraMin is a party, a violation of which would prevent UraMin from consummating the transactions contemplated hereby.

(d)

Consents and Approvals. There is no requirement (contractual or otherwise) to obtain the Approval of any person in connection with the completion of the transactions contemplated herein, other than the Regulatory Consents and other Approvals listed at Schedule 3.02(d).

(e)

Rights. No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase or other acquisition from UraMin of its interest in the UraMin Assets.

(f)

Right and Title to Assets. UraMin is the beneficial owner of an undivided 100% interest in the UraMin Assets, free and clear of all Encumbrances other than the UraMin Governmental Interest. UraMin has, and, at the Closing Time, UraMin will have, the full legal right, power and authority to sell, assign and transfer its right, title and interest in and to the UraMin Assets to the Project Company, or to a wholly-owned subsidiary thereof, on the basis contemplated herein.

(g)

Permits, Licenses and Mining Rights. UraMin has not received any notice of default or termination under any Permits, Leases or Mining Rights, the termination of which could reasonably be expected to have a material adverse effect or to constitute a material adverse change in respect of the UraMin Assets and, to the knowledge of UraMin, there exists no state of facts which, after notice or lapse of time or both, would constitute such a material default or breach or would give rise to a right of termination, revocation, suspension, cancellation, prevent the renewal of or limit any such Permit, Lease or Mining Right with respect to the UraMin Assets.

(h)

UraMin Properties. The UraMin Properties are accurately described in Schedule l.01(yy), are presently in good standing under the laws of Niger and are free and clear of all Encumbrances other than the UraMin Governmental Interest. All amounts required to be paid to keep the UraMin Properties in good standing to the Closing Time have been paid.

(i)

Activities. No person has initiated in writing to UraMin or, to the knowledge of UraMin, threatened any proceedings for actions taken or not taken on, or in connection with, past or present activities of UraMin in respect of the UraMin Assets.

(j)

Litigation. UraMin has received no notice and, to the knowledge of UraMin, there are no actions, suits or proceedings, judicial or administrative, pending or threatened, by or against or affecting UraMin which relate to the UraMin Assets, at law or in equity, or before or by any court or any Governmental Authority.

(k)

Royalty Contracts. To UraMin’s knowledge, no royalty or other fee is required to be paid to any person in connection with the operation or production of the UraMin Properties except for the UraMin Governmental Interest and as set out in this Agreement.

3.03 Representations and Warranties of the Project Company. The Project Company represents and warrants to Northwestern and UraMin as follows and acknowledges that Northwestern and UraMin are relying on such representations and warranties in connection with the sale of the Purchased Assets to the Project Company:

(a)

Corporate Existence. The Project Company is a company incorporated and existing under the laws of the British Virgin Islands and has the corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

Authorization. This Agreement has been duly authorized, executed and delivered by the Project Company and is a legal, valid and binding obligation of the Project Company, enforceable by each of Northwestern and UraMin against the Project Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction, and no other corporate proceedings or approvals on the part of the Project Company are necessary to authorize this Agreement.

(c)	No Conflict. The execution and delivery of this Agreement by the Project Company and the consummation by the Project Company of the transactions contemplated hereby will not violate:
(i)	any provision of the memorandum and articles of association of the Project Company or any resolution of the shareholders of the Project Company;
(ii)	any statute, regulation or other law to which the Project Company is subject, a violation of which would prevent the Project Company from consummating the transaction contemplated hereby;
(iii)	any judgment, decree, order or award of any court or Governmental Authority, a violation of which would prevent the Project Company from consummating the transaction contemplated hereby; and
(iv)

any provision of any contract, agreement or other instrument to which the Project Company is a party, a violation of which would prevent the Project Company from consummating the transactions contemplated hereby.

(d)

Consents and Approvals. The Project Company is under no obligation, contractual or otherwise, to obtain any consent or Approval or to give notice to any person as a condition to, or in connection with, the completion of the transactions contemplated herein.

(e)

Authorized Share Capital. As at the date of this Agreement, (a) the maximum number of shares which the Project Company is authorized to issue is 10,000 shares, of which 10,000 shares are issued and outstanding; and (b) the Project Company has passed and presented for registration with the Registrar of Corporate Affairs in the British Virgin Islands a resolution increasing the maximum number of shares which the Project Company is authorized to issue 300,000,000 shares. The Project Company has not issued any options, warrants, convertible notes or other instruments giving a right for the purchase of, or subscription for, any shares of the Project Company other than the Shares.

(f)

Securities Issuance. On or prior to the Closing Date, all necessary action shall have been taken by the Project Company to validly issue the Shares as fully paid and non-assessable shares in the capital of the Project Company, free and clear of any Encumbrances.

(g)

Securities Law Compliances. The issuance by the Project Company to each of Northwestern and UraMin of the Shares is exempt from all prospectus and registration requirements of applicable securities laws.

(h)

Orders, etc. No orders suspending the sale or ceasing the trading of any securities issued by the Project Company have been issued by any Governmental Authority in Canada, and, to the knowledge of the Project Company, no proceedings for such purpose are pending or threatened.

(i)

No Proceedings. To the knowledge of the Project Company, there is no Claim, action, suit, proceeding or governmental investigation pending or threatened against the Project Company, by or before any Governmental Authority or by any Non-Party.

(j)	No Material Indebtedness. The Project Company does not have, and at the Closing Time will not have, any material indebtedness or liabilities.
(k)	Finder’s Fees. There are no finder’s fees, commissions or other payments payable by the Project Company in relation to the transactions contemplated herein.
(l)

Shareholdings of Northwestern and UraMin. Following the issuance of the Shares pursuant hereto, the Northwestern Shares and the UraMin Shares shall each respectively represent 50% of all issued and outstanding voting securities of the Project Company at such time, on a fully diluted basis.

3.04 Survival of Representations, Warranties and Obligations. The representations, warranties and obligations contained in this Agreement or in any document delivered hereunder shall survive the closing of the transaction contemplated by this Agreement.

ARTICLE IV.
COVENANTS

4.01 Access to and Preservation of Records.

(a)

Retention of Records. The Project Company agrees that from and after the Closing Date, it shall preserve and keep all Books and Records transferred to the Project Company at Closing and related to the Purchased Assets and the Former Activities as is required by applicable law from time to time and, subject thereto, on a basis consistent with ordinary and business-like practice in the mining industry.

(b)

Access to Records. From and after the Closing Date, while the Project Company preserves and maintains the Books and Records transferred to the Project Company at Closing and related to the Purchased Assets and the Former Activities in accordance with Section 4.01(a), the Project Company shall provide Northwestern and UraMin reasonable access to all Books and Records transferred to the Project Company at Closing and related to the Purchased Assets and the Former Activities in respect of any period prior to the Closing Date, and the Project Company shall cause its employees responsible for maintaining such records, to provide full cooperation to Northwestern and UraMin in the review of such records by Northwestern or UraMin provided that Northwestern and UraMin (as applicable) shall reimburse the Project Company for all third party expenses reasonably incurred by the Project Company in complying with its obligations in this Section 4.01(b). Northwestern and UraMin shall have the right at their sole expense to make and retain copies of such Books and Records or extracts therefrom to the extent required by either subject always to the obligations of confidentiality and non-disclosure contained in Section 8.01.

(c)

Access to Information. The Project Company’s obligation to provide reasonable access to all Books and Records transferred to the Project Company at Closing and related to the Former Activities in respect of any period prior to the Closing Date shall be subject to the following:

(i)

Northwestern or UraMin shall provide 48 hours’ prior written notice to the Project Company of the information described above to which it wishes to have access and of the times at which it wishes to have such access;

(ii)

the timing and frequency of such access shall not, in the reasonable opinion of the Project Company, be such as to cause significant disruption to the ordinary conduct of the business or affairs of the Project Company; and

(iii)

the Project Company shall be entitled, at its option, to have a representative of the Project Company accompany any representative of Northwestern or UraMin who is given access to the information described in this Section 4.01.

4.02 Non-Assignable Assets. If any of the Purchased Assets shall not be assignable, or shall only be assignable with the Approval of any other third party (“Third Party Approval”), then Northwestern or UraMin, as applicable, shall:

(a)

use all reasonable efforts, in co-operation with the Project Company, to secure any Third Party Approval required in connection with the assignment of such Purchased Asset prior to the Closing Date and thereafter, if applicable, until the date upon which the assignment of such Purchased Asset is legally completed and the rights and title to such Purchased Asset shall vest absolutely and without any Encumbrance, other than, in the case of the Northwestern Assets, the Northwestern Governmental Interest, and, in the case of the UraMin Assets, the UraMin Governmental Interest, in the Project Company, or in a wholly-owned subsidiary thereof (the “Transfer Date”); and

(b)

pending the effective transfer of such Purchased Asset, hold all rights or entitlements that it has in trust for the exclusive benefit of the Project Company, or a wholly-owned subsidiary thereof, to the extent that this is permissible under Niger law and subject to obtaining any necessary prior approval and not do anything (or cause anything to be done) or omit to do anything (or cause such omission) the result of which will cause any of the representations or warranties contained herein to be untrue or will occasion a breach or any of the covenants or obligations contained herein up to and including the Transfer Date (to the extent applicable), provided that the Project Company shall pay, perform and discharge all obligations arising or accruing with respect thereto as of the Closing Date.

4.03 Future Environmental Liabilities. The Parties acknowledge and agree that neither Northwestern nor UraMin shall be responsible for any environmental or other liabilities accrued with respect to any of the Mineral Properties at any time following the Closing Date (the “Future Environmental Liabilities”).

ARTICLE V.

CONDITIONS OF CLOSING

5.01 Conditions of Closing in Favour of Northwestern. The obligations of Northwestern to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Northwestern and may be waived by Northwestern in writing in whole or in part):

(a)

Each of the representations and warranties of UraMin and the Project Company contained in this Agreement or in any Closing Document shall be true, complete and accurate in all material respects as and when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date and all obligations, agreements and covenants of UraMin or the Project Company to be completed prior to Closing shall have been performed or completed by UraMin or the Project Company, as applicable, and UraMin and the Project Company shall have each delivered to Northwestern a certificate to such effect signed by an executive officer or director thereof;

(b)

Northwestern shall have received at the Closing from UraMin and the Project Company the following Closing Documents, dated as of the Closing Date and in form and substance satisfactory to Northwestern:

(i)	a certified cheque or confirmation of wire transfer for the Northwestern Payment pursuant to Section 2.04(a)(i)(1), payable to Northwestern;
(ii)	a duly issued share certificate of the Project Company registered in the name of Northwestern in respect of the Northwestern Shares;
(iii)	current Certificates of good standing of each of UraMin and the Project Company issued by the Registrar of Corporate Affairs for the British Virgin Islands;
(iv)

officer’s or director’s certificates from each of UraMin and the Project Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Northwestern, as to: (a) their respective constating documents; (b) a resolution of their respective boards of directors authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, in the case of the Project Company, the issuance of the Shares; and (c) incumbency and signatures of their respective officers or directors executing this Agreement and the Closing Documents; and

(v)

such other documents, certificates and other instruments and legal opinions of counsel to UraMin and the Project Company in respect of this Agreement, dated as of the Closing Date, as would be usual in respect of the transactions contemplated herein or as Northwestern may reasonably require.

5.02 Conditions of Closing in Favour of UraMin. The obligations of UraMin to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of UraMin and may be waived by UraMin in writing in whole or in part):

(a)

Each of the representations and warranties of Northwestern and the Project Company contained in this Agreement or in any Closing Document shall be true, complete and accurate in all material respects as and when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date and all obligations, agreements and covenants of Northwestern or the Project Company to be completed prior to Closing shall have been performed or completed by Northwestern or the Project Company, as applicable, and Northwestern and the Project Company shall have each delivered to UraMin a certificate to such effect signed by an executive officer or director thereof;

(b)	UraMin shall have received at the Closing from Northwestern and the Project Company the following Closing Documents, dated as of the Closing Date and in form and substance satisfactory to UraMin:
(i)	a duly issued share certificate of the Project Company registered in the name of UraMin in respect of the UraMin Shares;
(ii)

a current Certificate of good standing of the Project Company issued by the Registrar of Corporate Affairs for the British Virgin Islands and a Certificate of Status of Northwestern issued as of a recent date by the Ministry of Government Services (Ontario);

(iii)

officer’s or director’s certificates from each of Northwestern and the Project Company, dated as of the Closing Date, in form and substance reasonably satisfactory to UraMin, as to: (a) their respective constating documents; (b) a resolution of their respective boards of directors authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, in the case of the Project Company, the issuance of the Shares; and (c) incumbency and signatures of their respective officers or directors executing this Agreement and the Closing Documents; and

(iv)

such other documents, certificates and other instruments and legal opinions of counsel to Northwestern and the Project Company in respect of this Agreement, dated as of the Closing Date, as would be usual in respect of the transactions contemplated herein or as UraMin may reasonably require.

5.03 Conditions of Closing in Favour of the Project Company. The obligations of the Project Company to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Project Company and may be waived by it in writing in whole or in part):

(a)

Each of the representations and warranties of Northwestern and UraMin contained in this Agreement or in any Closing Document delivered pursuant hereto shall be true, complete and accurate in all material respects as and when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date and all obligations, agreements and covenants of Northwestern or UraMin to be completed prior to Closing shall have been performed or completed by Northwestern or UraMin, as applicable, and Northwestern and UraMin shall have each delivered to the Project Company a certificate to such effect signed by an executive officer or director thereof;

(b)

the Project Company shall have received at the Closing from Northwestern and UraMin the following Closing Documents, dated as of the Closing Date and in form and substance satisfactory to the Project Company:

(i)	such instruments of sale, transfer, conveyance, assignment or delivery, in registrable form or otherwise, in respect of the Purchased Assets, or any part thereof, as the Project Company may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it, or to a wholly-owned subsidiary thereof, of the respective right, title and interest of Northwestern and UraMin in and to the Purchased Assets to be transferred under this Agreement;

(ii)	a certified cheque or confirmation of wire transfer for the UraMin Payment pursuant to Section 2.02, payable to the Project Company;
(iii)

a current Certificate of Good Standing of UraMin issued as of a recent date by the Registrar of Corporate Affairs for the British Virgin Islands and a Certificate of Status of Northwestern issued by the Ministry of Government Services (Ontario) on the Closing Date;

(iv)

officer’s or director’s certificates from each of Northwestern and UraMin, dated as of the Closing Date, in form and substance reasonably satisfactory to the Project Company, as to: (a) their respective constating documents; (b) a resolution of their respective boards of directors authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby; and (c) incumbency and signatures of their respective officers or directors executing this Agreement and the Closing Documents;

(v)

such other documents, certificates and other instruments dated as of the Closing Date as would be usual in respect of the transactions contemplated herein or as the Project Company may reasonably require.

5.04 Waiver. Any Party may waive, by notice to the other Party, any condition set forth in this Article V which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

5.05 Failure to Satisfy Conditions. If any condition set forth in Sections 5.01, 5.02 or 5.03 is not satisfied or waived at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied or will not be waived at the Closing Time, the Party or Parties entitled to the benefit of such condition may terminate this Agreement by notice in writing to the other Party or Parties and without prejudice to any other rights or remedies of the terminating Party.

ARTICLE VI.

CLOSING ARRANGEMENTS

6.01 Closing Date. The date on which the transaction contemplated hereby shall be completed (the “Closing Date”) shall be July 19th, 2007 or such other date as is agreed to by the Parties.

6.02 Place of Closing. The Closing shall take place at the Closing Time at the offices of Heenan Blaikie LLP, Suite 2600, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J4.

6.03 Further Assurances. The Parties covenant and agree that, from time to time subsequent to the Closing Date, they will, at the request of the requesting Party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as each other Party, acting reasonably, may from time to time request be executed or done in order to give effect fully to any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby. Where this Agreement specifies that a Party shall be responsible for costs or expenses with respect to an act, thing, agreement or process, such Party shall be responsible for its costs and expenses in respect of reasonable further requests of another Party related to such act, thing, agreement or process. Except as provided in the preceding sentence, the requesting Party shall be responsible for the costs of the responding party in connection with any request for further assurance.

ARTICLE VII.

INDEMNIFICATION

7.01 Indemnification by Northwestern.
(a)

Northwestern shall indemnify and save harmless each of the Project Company and UraMin from and against any Loss suffered or incurred by the Project Company or UraMin, respectively, in connection with any incorrectness in or breach of any representation or warranty of Northwestern contained herein or in any Closing Documents, including any certificates to be delivered to the Project Company and UraMin by Northwestern pursuant to Sections 5.02 or 5.03, or any breach or non-performance by Northwestern of any covenant or obligation to be performed by it pursuant to this Agreement or any other agreement or instrument delivered by it as contemplated hereunder.

(b)	Section 7.01(a) does not apply to any Claim for any Loss for which Notice of Claim is given pursuant to Section 7.04 more than two (2) years after the Closing Date.
(c)	Notwithstanding Section 7.01(b), Notice of Claim may be given at any time for any Claim for any Loss relating to fraud or fraudulent misrepresentation on the part of Northwestern.
7.02 Indemnification by UraMin.
(a)

UraMin shall indemnify and save harmless each of the Project Company and Northwestern from and against any Loss suffered or incurred by the Project Company or Northwestern, respectively, in connection with any incorrectness in or breach of any representation or warranty of UraMin contained herein or in any Closing Documents, including any certificates to be delivered to the Project Company and Northwestern by UraMin pursuant to Sections 5.01 or 5.03, or any breach or non-performance by UraMin of any covenant or obligation to be performed by it pursuant to this Agreement or any other agreement or instrument delivered by it as contemplated hereunder.

(b)	Section 7.02(a) does not apply to any Claim for any Loss for which Notice of Claim is given pursuant to Section 7.04 more than two (2) years after the Closing Date.

(c)	Notwithstanding Section 7.02(b), Notice of Claim may be given at any time for any Claim for any Loss relating to fraud or fraudulent misrepresentation on the part of UraMin.
7.03 Indemnification by the Project Company.
(a)

The Project Company shall indemnify and save harmless each of Northwestern and UraMin from and against any Loss suffered or incurred by Northwestern or UraMin, respectively, in connection with any incorrectness in or breach of any representation or warranty of the Project Company contained herein or in any Closing Document, including in the certificates to be delivered to Northwestern and UraMin by the Project Company pursuant to Sections 5.01 or 5.02, or any breach or non-performance by the Project Company of any covenant or obligation to be performed by it pursuant to this Agreement or any Closing Document or other agreement or other instrument delivered by the Project Company as contemplated herein.

(b)	Section 7.03(a) does not apply to any Claim for any Loss for which Notice of Claim is given pursuant to Section 7.04 more than two (2) years after the Closing Date.
(c)	Notwithstanding Section 7.03(b), Notice of Claim may be given at any time for any Claim for any Loss relating to:
(i)	fraud or fraudulent misrepresentation on the part of the Project Company;
(ii)	non-payment of any amount due to Northwestern pursuant to Section 2.04(b)(i) or to UraMin pursuant to Section 2.04(b)(ii); or
(iii)	any Future Environmental Liabilities.
7.04 Notice of Claim.
(a)

General. In the event that an Indemnified Party becomes aware of any Claim in respect of which an Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof specifying with reasonable particularity the basis of such Claim (a “Notice of Claim”) to the Indemnifying Party. Such Notice of Claim shall specify whether the Claim arises as a result of a claim by a Non-Party against the Indemnified Party (a “Non-Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

(b)

Failure to Give Notice. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Notice of Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such Notice of Claim on a timely basis.

7.05 Direct Claims. With respect to any Direct Claim, the Indemnifying Party shall have 60 calendar days following receipt of a Notice of Claim from the Indemnified Party of such Claim, to make such investigation of the Claim as it considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information in the possession or control of the Indemnified Party as the Indemnifying Party may reasonably request. If the Parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) on the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

7.06 Non-Party Claims. With respect to any Non-Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Non-Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Non-Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), as advised by legal counsel. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Non-Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Non-Party Claim. If any Non-Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Non-Party with respect to the Non-Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Non-Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Non-Party, pay the amount of such difference to the Indemnifying Party.

7.07 Settlement of Non-Party Claims. If the Indemnifying Party fails to assume control of the defence of any Non-Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Non-Party Claim, the Indemnifying Party shall not settle any Non-Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

7.08 Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Non-Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

7.09 Subrogation. In the event that an Indemnified Party has a right of recovery against any Non-Party with respect to any Claim in connection with which a payment is made to such Indemnified Party by an Indemnifying Party, then:

(a)	such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such Non-Party with respect to such Claim; and
(b)

such Indemnified Party shall execute all documents reasonably required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are reasonably necessary to enable such Indemnifying Party to bring suit to enforce such rights.

7.10 Choice of Jurisdiction.

The Parties irrevocably agree that the Courts of England and Wales are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceedings arising out of or in connection with this Agreement may be brought in such courts.

7.11 Exclusivity. The provisions of this Article VII shall constitute the exclusive remedy of the Parties with respect to any matters arising out of this Agreement and the purchase and sale of the Purchased Assets, with the intent that all Claims hereunder, whether founded in contract, tort or otherwise shall be subject to the limitations and other provisions contained in this Article VII.

ARTICLE VIII.

GENERAL

8.01 Confidentiality. Each of the Parties acknowledges that all information provided by one Party to the other pursuant to this Agreement is confidential and agrees that it will maintain such information in confidence and that such information will not be used other than in furtherance of the purposes of this Agreement; provided that such confidentiality obligation will not apply to (a) information in the public domain prior to the date hereof, (b) information that becomes public after the date hereof, provided that such disclosure does not result from a breach by a Party hereto of its obligations hereunder, (c) information disclosed to a Party hereto by a Non-Party that was not subject to any obligation of confidentiality in respect of such information, (d) information that is required by applicable law to be disclosed (provided that, where such disclosure is to any Governmental Authority and not to the public, the information will continue to be confidential), or (e) the disclosure by any Party of confidential information to its advisors, counsel, directors, officers and employees (collectively, “Representatives”) on a “need to know” basis, as such Party deems reasonably necessary or appropriate; provided that such Representatives are advised that such information is confidential and agree to keep such information confidential in accordance with the terms hereof, and provided that, in addition to any remedies that each Party may have against any such Representatives in respect of any disclosure of confidential information, each Party will indemnify the other Parties in respect of any costs, expenses and liabilities incurred by the other Parties as a result of any breach of this confidentiality obligation by any of such Party’s Representatives.

8.02 Tender. Any tender of documents or delivery of money under this Agreement must be made upon the Parties or their respective counsel. Any document or money tendered or delivered at the Closing Time or at any other time shall be tendered or delivered at the place designated in accordance with Section 8.03.

8.03 Notices.

(a)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given (a) by personal delivery to the addressee, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service, and shall be addressed as follows:

If to Northwestern:

Northwestern Mineral Ventures Inc.

Suite 1000

36 Toronto Street

Toronto, Ontario

M5C 2C5

Attention: Marek J. Kreczmer

Telephone: (416) 201-7667

Facsimile: (416) 350-3510

If to UraMin:

Uramin Inc.

900-95 Wellington Street West

Toronto, Ontario

M5J 2N7

Attention: Neil Herbert

Telephone: 416-644-0001

Facsimile: 416-644-0069

if to the Project Company:

Niger Uranium Limited

c/o Northwestern Mineral Ventures Inc.

Suite 1000

36 Toronto Street

Toronto, Ontario

M5C 2C5

Attention: Marek J. Kreczmer

Telephone: (416) 201-7667

Facsimile: (416) 350-3510

- and to -

Niger Uranium Limited

c/o Uramin Inc.

900-95 Wellington Street West

Toronto, Ontario

M5J 2N7

Attention: Neil Herbert

Telephone: 416-644-0001

Facsimile: 416-644-0069

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted in the case of same day express courier service, personal delivery or electronic communication; on the date which is five (5) Business Days following the date of mailing in the case of registered or certified mail; or the next day if by overnight courier; (or, if any such day is not a Business Day, on the next following Business Day).

(c)	Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.03.

8.04 Press Release. No Party shall make public announcement or issue any press release regarding this Agreement or the transactions contemplated herein without the providing an opportunity to the other Parties to review and comment on such announcement or press release. If a Party wishes to issue a press release or make a public announcement, the disclosing Party shall disclose the complete text and/or illustrations to the other Parties in writing two (2) Business Days prior to its release (unless otherwise required by applicable law or regulations), whereupon the other Parties shall then have the right to review said press release or other public announcement and shall have the right to make comment or suggestions for changes therein within such two (2) Business Days. The disclosing Party shall consider the comments of the other Parties in good faith.

8.05 Regulatory Filing. If a Party, by reason of any requirement of any Governmental Authority or under applicable law, must disclose any matter concerning the execution or content of this Agreement or the transactions contemplated herein, then the affected Party shall, prior to making any disclosure, forward the text of the disclosure to the other Parties. The other Parties shall then have a period of time not exceeding two (2) Business Days (unless otherwise required by applicable law or regulations), to make reasonable suggestions for changes therein. The disclosing Party shall consider said suggestions and advise the other Parties prior to the disclosure if said suggestions are not to be incorporated in the disclosure.

8.06 Expenses. Subject as otherwise set out in this Agreement, each Party hereto will be responsible for payment of all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated herein, including, without limitation, all professional fees (including but not limited to legal and accounting fees) incurred thereby.

8.07 Successors and Assigns. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. None of the Parties may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

8.08 Effect of Certificates. All certificates provided hereunder by a director or officer of Northwestern, UraMin or the Project Company, as the case may be, shall be provided in that person’s capacity as a director or officer of Northwestern, UraMin or the Project Company, as the case may be, and not in that person’s personal capacity, and no such director or officer shall incur any personal liability under or as a result of such certificate.

8.09 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission (with executed originals to be delivered), each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

NORTHWESTERN MINERAL VENTURES INC.
By:	/s/ M. Kreczmer
Name: M. Kreczmer
Title: President & CEO

URAMIN INC.
By:
Name:
Title: Director

NIGER URANIUM LIMITED
By:
Name:
Title: Director

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

NORTHWESTERN MINERAL VENTURES INC.
By:
Name:
Title:

URAMIN INC.
By:	/s/ John Stalker
Name:
Title: Director

NIGER URANIUM LIMITED
By:	/s/ Neil Herbert
Name: Neil Herbert
Title: Director

SCHEDULE “1.01(dd)”

NORTHWESTERN ASSETS

This is Schedule 1.01(dd) to the Asset Purchase Agreement between Northwestern Mineral Ventures Inc., Uramin Inc. and Niger Uranium Limited dated as of July 17, 2007

EQUIPMENT PURCHASED BY NORTHWESTERN

Offices furniture (Tables and bookcases) received on October 04, 2006

1 Computer HP/Compaq 3.7GHz received on October 10, 2006

2 Toyota Hilux received on May 11, 2006

1 Printer HP 1315 received on May 24, 2006

3 stabilisers received on May 24, 2006

1 Fax machine received on May 24, 2006

4 GR-110 Handheld Scintillometer systems received on July 07, 2006

GR-135G Hand Held Spectrometer System received on July 07, 2006

1 Autocom received on August 01, 2006

1 Conference table received on August 09, 2006

1 refrigerator received on August 18, 2006

1 Screen Hyundai received on August 22, 2006

1 4x4 Toyota Land cruiser received on October 26, 2006

Chairs and armchairs (9 chairs, 2 armchairs) received on November 09, 2006

Polytanks 1300m3 received on November 09, 2006

Polytanks 2000m3 received on November 09, 2006

Stabiliser 2000 W received on November 11, 2006

Generator received on November 11, 2006

1 Lazerjet printer received on November 27, 2006

2 satellite thuraya phones received on November 30, 2006

1 stabiliser received on November 27, 2006

2 GPSMAP GARMIN 60CSx *(GP) received on December 1st 2006

GARMIN CIGARETTE ADAPTER received on December 1st 2006

GARMIN Antenna received on December 1st 2006

SUUNTO MC-2G Global Compass (GP) received on December 1st 2006

Rock Hammer (GP) received on December 1st 2006

Hand Lens x10 received on December 1st 2006

Hand Lens x20 received on December 1st 2006

Icebox received on January 11, 2007

Rock Hammer received on January 1st, 2007

GPS Garmin Legend received on January 1st, 2007

MapInfo Professionnel 8.5 received on January 10, 2007

Battery charger received on February 04, 2007

Rule with scale received on March 19, 2007

Hand Lens x10 received on March 19, 2007

DOUGLAS Compass received on March 19, 2007

SmartDisqueDisk 100 Go received on March 16, 2007

Encom Discover v 8.0 received on March 09, 2007

Electric air pump received on March 16, 2007

2 beds received on April 17, 2007

Vehicle TOYOTA LJ73 received on May 10, 2007

2 Batteries received on May 10, 2007

1 Battery charger received on May 10, 2007

2 Computers HP received on May 24, 2007

1 Battery charger received on April 06, 2007

Borehole logging system received on April 20, 2007

Battery charger received on November 16, 2007

2 Laptops received on November 11, 2007

Two regulators of tension 1000 W received on November 27, 2007

Epson stylus DX3850Printer received on June 06, 2007

GEOLOGICAL DOCUMENTS

Geological map of anomaly 10 at scale 1/2000 established by NWT in 2007

Geological map of anomaly 10 at scale 1/5000 established by NWT in 2007

Geological map of anomaly 4 at scale 1/10000 established by NWT in 2007

Geological map of AFASTO at scale 1/200 000 established by COGEMA in may 1977

Geological map of AGADEZ at scale 1/200 000 established by CEA in may 1977

Geological map of INGALL at scale 1/200 000 established by CEA in may 1977

Geological map of Taguidan Tagaït at scale 1/200 000 established by CEA in may 1977

Geological map of Taguidan Tessoum at scale 1/200 000 established by CEA in may 1977

Geological map of Tegama at scale 1/500 000 established by CEA in may 1977

Geological Reconnaissance map of Aïr Moutain at scale 1/500 000 established by R. BLACK in 1980

Geological map of AGADEZ at scale 1/200 000 established by CEA in may 1977

Geological Reconnaissance map of Aïr Mountain Sedimentary border south sheet at scale 1/500000 established by F. JOULIA in 1963

Geological Reconnaissance map of Aïr Mountain Sedimentary border north sheet at scale 1/500000 established by F. JOULIA in 1963

Tin Mersoi Basin Previous works Complilation map at scale 1/500000 by NWT in 2006

Tin Mersoi Basin Agadez Region - DABLA Serie – Lower Cretaceous at scale 1 /500 000 established by CEA in 1969

Tin Mersoi Basin Agadez Region - TAGORA Serie – Lower Carboniferous at scale 1/500 000 established by CEA in 1969

Tin Mersoi Basin Agadez Region - IZEGOUANDANE Serie - Paleozoïc (Permian) at scale 1/500 000 established by CEA in 1969

Tin Mersoi Basin Agadez Region - AGUELAL Serie - TRIASIC at scale 1/500 000 established by CEA in 1969

Tin Mersoi Basin Agadez Region - GOUFAT Serie - TRIASIC - JURASSIC at scale 1/500 000 established by CEA in 1969

Tin Mersoi Basin Agadez Region - WAGADI Serie - JURASSIC at scale 1/500 000 established by CEA in 1969

Tin Mersoi Basin Agadez Region - Tectonique and Terminology basal Tegama serie at scale 1/500 000 established by CEA in 1969

Ground Follow up By IRSA Tin Mersoï Basin Niger IRSA 1978-1979

IRSA Survey Bloc IRSA 1979

Accomplished Rechearch work map at scale 1/200 000 established by IRSA 1981-1988

Teyndi Nord Iso radioactivity map at scale 1/5000 established by IRSA

Drilling localisation map on AKENZIGI at scale 1/10 000 established by IRSA in 1980

Drilling localisation map on AZOUZA at scale 1/10 000 established by IRSA in 1980

Stratigraphic Drilling localisation map at scale 1/10 000 established by IRSA in 1980

Drilling localisation map on FAGOCHIA at scale 1/10 000 established by IRSA in 1980

Paleogeographic synthesis and uranifère interest of Tegama Serie at scale 1 /1000 000 established by CEA in 1965

Drilling localisation map on Tabazagour I and II at scale 1/10 000 established by IRSA

TALACH Position Plan in Niger Republic at scale 1/500 000 established by CGG in 1960-1961

Airborne survey on NWT Ingall Permit U / Th Ratio (0.25 Cut for Crustal Abundance) at scale 1/50 000 established by NWT in 2006

Airborne Geophysics In Ingall and Irhazer Properties Reduction to Magnetic at Pole at scale 1/100 000 established by NWT in 2006

Airborne Geophysics In Ingall and Irhazer Properties Reduction to Magnetic at Pole - Directional Cosine Filtered at scale 1/100 000 established by NWT in 2006

Airborne Geophysics In Ingall and Irhazer Properties Total to Magnetic Intensity at scale 1/100 000 established by NWT in 2006

Airborne Geophysics In Ingall and Irhazer Properties Equivalent Thoruim at scale 1/100 000 established by NWT in 2006

Airborne Radiometric Survey Total Count and Uranium Anomaly Map Sheet 3 at scale 1/500 000 established by IRSA

Airborne Radiometric Survey Total Count and Uranium Anomaly Map Sheet 4 at scale 1/500 000 established by IRSA

Airborne Radiometric Survey Total Count and Uranium Anomaly Map Sheet 5 at scale 1/500 000 established by IRSA

Airborne Radiometric Survey Total Count and Uranium Anomaly Map Sheet 6 at scale 1/500 000 established by IRSA

Aïr mountain Touristic map at scale 1/500 000 established IGNN in 1991

Geological map of Niger at scale 1/2000 000 established in 1965

OURARENE topographic map at scale 1/200 000 established by IGNN in 1960

Tiguidan Tagaït topographic map at scale 1/200 000 established by IGNN

Tiguidan Tessoum topographic map at scale 1/200 000 established by IGNN in I960

INGALL topographic map at scale 1/200 000 established by IGNN in 1960

AGADEZ topographic map at scale 1/200 000 established by IGNN in 1960

Colored Landsat Image 5TM Band 7, 4, 2 at scale 1/100 000

ASTER Image

REPORTS

URANIUM OPPORTUNITIES IN NWT PROJECT IN NIGER Dr. Elhamet - Claude J. 2005

Previous works synthesis: Abelajouad Permit Dr. Elhamet - Claude J. 2005

Previous work Synthesis: Ingall Permit Dr. Elhamet - Claude J. 2005

REMARKS CONCERNING THE PRELIMINARY FIELDWORK IN NIGER Olivier Gerbeaud 2007

Synthesis on Geology et le Context of Tin Mersoi basin Uranium Minéralisations

Water well sampling in Ingall et Irhazer permits EMAÏR 2007

Environmental Groundwater Baseline Study: In Gall and Irhazer Permits Wardrop 2007

BIBLIOGRAPHIE: Greigert

Independent Technical Report on the In Gall and Irhazer Uranium Exploration Projects SRK 2006

TEGAMA SERIE: paléogéographic Synthesis CEA 1965

In ADDRAR Périmeter Repport Cogema 1977

Géophysique Report: Permis Ingall CRGM 2007

IRSA annual Report 1980

IRSA annual Report 1981

SCHEDULE “1.01(gg)”

NORTHWESTERN PROPERTIES

This is Schedule 1.01(gg) to the Asset Purchase Agreement between Northwestern Mineral Ventures Inc., Uramin Inc. and Niger Uranium Limited dated as of July 17, 2007

License Name	Tenement Type	Registered to	Date Granted	Area (km2)
In Gall	Exploration Permit	Northwestern Mineral Ventures Inc.	26 April 2006	2,000
Irhazer	Exploration Permit	Northwestern Mineral Ventures Inc.	26 April 2006	2,000

SCHEDULE “1.01(yy)”

URAMIN PROPERTIES

This is Schedule 1.01(yy) to the Asset Purchase Agreement between Northwestern Mineral Ventures Inc., Uramin Inc. and Niger Uranium Limited dated as of July 17, 2007

License Name	Tenement Type	Registered to	Date Granted	Area (km2)
Kamas 1	Mining Permit	UraMin Inc.	3 May 2007	466.7
Kamas 2	Mining Permit	UraMin Inc.	3 May 2007	475.7
Kamas 3	Mining Permit	UraMin Inc.	3 May 2007	432.1
Kamas 4	Mining Permit	UraMin Inc.	3 May 2007	440.4
Dabala 3	Mining Permit	UraMin Inc.	16 May 2007	461.3
Dabala 4	Mining Permit	UraMin Inc.	16 May 2007	496.4

SCHEDULE “2.05”

ASSUMED OBLIGATIONS

This is Schedule 2.05 to the Asset Purchase Agreement between Northwestern Mineral Ventures Inc., Uramin Inc. and Niger Uranium Limited dated as of July 17, 2007.

NORTHWESTERN CONTRACTS

Ingall Mining Convention signed between the State of Niger and Northwestern Mineral Ventures Inc. on March 8, 2006 in Toronto

Irhazer Mining Convention signed between the State of Niger and Northwestern Mineral Ventures Inc. signed on March 8, 2006 in Toronto

Decree approving agreement Ingall signed on March 8, 2006 in Niamey

Decree approving some agreement Irhazer signed on March 8, 2006 in Niamey

Ministerial decree granting Ingall licence signed on April 26, 2006

Ministerial decree granting Irhazer licence signed on April 26, 2006

Contract for Niamey office lease signed on July 26, 2006 between Northwestern Mineral Ventures Inc. and OUHMOUDOU MAHAMADOU

Contract for Agadez office lease signed on July 26, 2006 between Northwestern Mineral Ventures Inc. and ALFIJA ABDOURAHMANE

Rental agreement of 4 scintillometers signed on March 1, 2007 between Northwestern Mineral Ventures Inc. and the School of Mines and the Geology (EMIG)

2000 m Drilling Contract signed on February 19, 2007 between Northwestern Mineral Ventures Inc. and ESAFOR

Contract Geophysics signed on January 17, 2007 between Northwestern Mineral Ventures Inc. and the Centre Geological and mining research (CRGM)

Contract for Internet subscription signed on October 5, 2006 between Northwestern Mineral Ventures Inc. and Sahelcom

Medical Insurance contract for the employees signed on October 27, 2006 between Northwestern Mineral Ventures Inc. and LEYMA

Global damages insurance Contract of signed on October 27, 2006 between Northwestern Mineral Ventures Inc. and LEYMA

Insurance contract for Vehicles:

(a)	Vehicle 8 TT 0491 RN
(b)	Vehicle 8 TT 0492 RN
(c)	Vehicle 8 TT 0703 RN
(d)	Vehicle 8 TT 0549 RN

Contract for collections of garbage signed on August 4, 2006 between Northwestern Mineral Ventures Inc. and the Presses Company

Contract for supply and management of a field camp signed on November, 2006 between Northwestern Mineral Ventures Inc. and the Tamgak Voyages agency (expired)

Contract of employment of the staff:

(a)	AKSAR ABDELKARIM: Director of Project, signed on May 21, 2007 for a duration for 1 year
(b)	AHMADOU ISSA: Dated signed Manager for duration of 1 year
(c)	HAMIDOU DIALLO Safiyatou: administrative Assistant signed for 1 year
(d)	ABDOULMOUMIN HASSAN: signed Geophysicist for a duration of 6 months
(e)	GADO HAMZA: signed Geologist for a duration of 6 months
(f)	ABOUBACAR SOUMAÏLA: signed Geophysicist for a duration of 6 months
(g)	MAIGUERO RANAO: signed Geologist for a duration of 1 year
(h)	MALIK AHMOUDOU: signed Driver for a duration of 1 year
(i)	YERIMA HASSANE: signed Guard for a duration for 1 year
(j)	ADAMA IDRISSA: signed Guard for a duration of 1 year
(k)	MOUKAFI ABDOULAYE: signed Guard for a duration of 1 year
(l)	BOUKARI HOUSSEÏNI: signed Guard for a duration of 1 year
(m)	ADAMOU HOUSSEÏNI: signed Guard for a duration of 1 year

URAMIN CONTRACTS

The mining convention dated 16 May 2007 and executed between the State and Uramin Inc. (“Uramin”) (the “Dabala 3 Mining Convention”);

Decree no. 2007-157/PRN/MME dated 11 May 2007 ratifying the Dabala 3 Mining Convention;

The mining convention dated 16 May 2007 and executed between the State and Uramin (the “Dabala 4 Mining Convention”);

Decree no. 2007-158/PRN/MME dated 11 May 2007 ratifying the Dabala 4 Mining Convention;

The mining convention dated 3 May 2007 and executed between the State and Uramin (the “Kamas 1 Mining Convention”);

Decree no. 2007-092/PRN/MME dated 6 April 2007 ratifying the Kamas 1 Mining Convention;

The mining convention dated 3 May 2007 and executed between the State and Uramin (the “Kamas 2 Mining Convention”);

Decree no. 2007-093/PRN/MME dated 6 April 2007 ratifying the Kamas 2 Mining Convention;

The mining convention dated 3 May 2007 and executed between the State and Uramin (the “Kamas 3 Mining Convention”);

Decree no. 2007-094/PRN/MME dated 6 April 2007 ratifying the Kamas 3 Mining Convention;

The mining convention dated 3 May 2007 and executed between the State and Uramin (the “Kamas 4 Mining Convention”);

Decree no. 2007-095/PRN/MME dated 6 April 2007 ratifying the Kamas 4 Mining Convention;

All other liabilities and obligations associated with or related to the UraMin Properties.

SCHEDULE “3.01(d)”

NORTHWESTERN REGULATORY CONSENTS AND OTHER APPROVALS

This is Schedule 3.01(d) to the Asset Purchase Agreement between Northwestern Mineral Ventures Inc.,
Uramin Inc. and Niger Uranium Limited dated as of July 17, 2007

1. Approval of the Government of Niger to the assignment of the Northwestern Assets to the Project Company, or a wholly-owned subsidiary thereof, hereunder.

2. Approval of the TSX Venture Exchange to the assignment of the Northwestern Assets to the Project Company, or a wholly-owned subsidiary thereof, hereunder.

SCHEDULE “3.02(d)”

URAMIN REGULATORY CONSENTS AND OTHER APPROVALS

This is Schedule 3.02(d) to the Asset Purchase Agreement between Northwestern Mineral Ventures Inc.,
Uramin Inc. and Niger Uranium Limited dated as of July 17, 2007

1. Once UraMin’s rights to the permits referred to in Schedule 1.01(yy) vest in UraMin, approval of the Government of Niger will be required in order to assign of the UraMin Assets to the Project Company, or a wholly-owned subsidiary thereof, hereunder.